Exhibit 99.1

FOR IMMEDIATE RELEASE

April 22, 2004

Contact:

Daryl G. Byrd, President and CEO (337) 521-4003

John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Continues Pace of Record Earnings

LAFAYETTE, LOUISIANA — IBERIABANK Corporation (NASDAQ: IBKC), the holding company of the 117-year-old IBERIABANK (http://www.iberiabank.com), announced record quarterly earnings for the quarter ended March 31, 2004. The Company earned $6.5 million, a 24% increase over the same period in 2003, and up 3% compared to the fourth quarter of 2003. The Company earned $0.90 per diluted share for the quarter, up 8% from the same period in 2003, and up 2% compared to the fourth quarter of 2003. The Company’s results of $0.90 per diluted share exceeded average analyst expectations for the quarter by $0.01 per share. For 17 consecutive quarters, the Company has achieved record results that have met or exceeded average analyst estimates.

Total assets climbed $155 million, or 7% compared to December 31, 2003. Similarly, deposits grew $168 million, or 11% over the same period. Total shareholders’ equity increased $22 million, or 11% since year-end 2003, resulting in an equity-to-assets ratio of 9.57% at March 31, 2004. Book value per share escalated $1.74 per share, or 6%, since year-end 2003, to $31.02 per share.

Daryl G. Byrd, President and CEO of IBERIABANK Corporation, remarked, “I’m pleased with the growth we have achieved so far this year and am particularly excited about our new presence in the Baton Rouge market. On February 29th, we completed the acquisition of Alliance Bank of Baton Rouge. The systems conversion is proceeding well and will be completed in the second quarter of 2004. We are delighted to have the associates and shareholders of Alliance Bank as members of the IBERIABANK family.”

Additional Highlights For The Quarter Ended March 31, 2004

•	The acquisition of Alliance Bank of Baton Rouge (“Alliance Bank”) was completed on February 29, 2004 using the purchase accounting method under generally accepted accounting principles (“GAAP”). Under this method of accounting, the financial statements of the Company were not restated prior to February 29, 2004. As such, period-end balances incorporate the impact of the acquisition, including goodwill of $5.1 million, while average balances and income-related items were impacted for approximately one-third of the quarter just completed.

•	The Company issued 287,285 shares of IBERIABANK Corporation common stock in association with the acquisition of Alliance Bank. The acquisition had an immaterial impact on reported fully diluted earnings per share (“EPS”) for first quarter of 2004.

•	Tax-equivalent net interest margin was 3.75% in the first quarter of 2004, down 10 basis points from 3.85% for the fourth quarter of 2003. The yield on earning assets declined eight basis points between the fourth quarter of 2003 and the first quarter of 2004 (a “linked quarter basis”).

Average investment yield improved 23 basis points, but the improvement was more than offset by the 12 basis points decline in average loan yield during the quarter. Interest-bearing liability costs increased one basis point on a linked quarter basis.

•	For the first quarter of 2004, return on average assets (“ROA”) was 1.20%, return on average equity (“ROE”) was 12.75% and return on average tangible equity was 19.07%.

•	Asset quality improved dramatically during the quarter. Annualized net charge-offs as a percentage of average loans were 0.13% in the first quarter of 2004. Nonperforming assets (“NPAs”) decreased $2.5 million, or 34%, during the quarter compared to December 31, 2003. As a percentage of total assets, NPAs were 0.21% at March 31, 2004, compared to 0.34% at December 31, 2003 and 0.42% at December 31, 2002. The allowance for loan losses was 1.32% at March 31, 2004, compared to 1.29% of total loans at December 31, 2003 and 1.25% at December 31, 2002.

•	Equity-to-assets ratio was 9.57% at March 31, 2004, up 35 basis points from 9.22% at year-end 2003 and 8.89% at December 31, 2002. Tier 1 leverage ratio was 7.86%, up 36 basis points compared to 7.50% at year-end 2003 and 7.62% at year-end 2002.

•	On March 16, 2004, the Company declared a quarterly cash dividend of $0.24 per share, an increase of 20% compared to the same quarter last year. The dividend payout ratio was 25.5% in the first quarter of 2004, compared to 25.7% in the fourth quarter of 2003.

•	On September 17, 2003, the Company announced a repurchase program of up to 300,000 shares. The Company acquired 52,100 shares of the Company’s common stock during the first quarter of 2004, at a weighted average cost of $60.81 per share. No additional shares were acquired since the middle of March 2004. In aggregate, the Company purchased 83,800 shares at an average cost of $59.13 per share, or approximately 28% of the authorized share amount.

•	During the quarter, the Company opened a full service office in downtown Shreveport and a private banking office in the Uptown section of New Orleans. In addition, the Company recently opened mortgage loan production offices in Houma, Alexandria, and Mandeville.

Daryl G. Byrd, President and CEO of IBERIABANK Corporation, remarked, “We started 2004 on a very positive note. We delivered solid financial results and continued our long-term expansion activities despite the challenging interest rate environment. We expect some of the interest rate challenges to persist into the second quarter as well. Asset quality improved dramatically during the quarter, resulting in credit statistics that were the best we have achieved over the last four years. Based on current results and favorable loan and deposit pipeline levels, I am very pleased with the efforts of our associates and the extraordinary pace that we have established.”

Loans And Deposits

The volume of mortgage loan originations totaled $48 million in the first quarter of 2004, down 15% from $56 million in the fourth quarter of 2003 and $128 million in the third quarter of 2003. The pipeline of mortgage loans in process was $60 million at March 31, 2004, up 73% from $34 million at year-end 2003. During the quarter, the Company sold into the secondary market $29 million in residential mortgage loans and construction mortgage loans recently released from construction that were held in the loan portfolio. The Company decided to take advantage of the rapidly falling mortgage interest rates that occurred during the latter half of the quarter. These loan sales were consistent with the Company’s stated plans to accelerate the sale of long-maturity, recently originated, mortgage production into the secondary market, including mortgage loans coming out of construction.

Total loans grew $59 million between March 31, 2004 and year-end 2003, or an increase of 4%. The acquisition of Alliance Bank accounts increased total loans by $54 million, while the aforementioned mortgage loan sales decreased loans by $29 million. Exclusive of these two factors, organic loan growth was approximately $34 million, or 2% (10% annualized rate).

The average yield on loans declined 12 basis points between the fourth quarter of 2003 and the first quarter of 2004 as average loan volume climbed $22 million, or 2%. During this period, mortgage, consumer and commercial loan yields declined by 9, 10, and 14 basis points, respectively.

Between December 31, 2003 and March 31, 2004, total deposits grew $168 million, or 11%. The Alliance Bank acquisition accounted for $62 million, or 37% of the growth. The Company placed greater emphasis on deposit growth beginning in the fall of 2003. As a result of those efforts, the Company experienced strong deposit growth in all segments—retail, commercial, and public fund segments. The Company’s cost of interest bearing deposits increased four basis points in the first quarter of 2004 compared to the fourth quarter of 2003. Average interest bearing deposits climbed $87 million, or 6%, during the quarter. Average non-interest bearing deposit volume remained stable during this period.

Investment Portfolio, Funding And Capital

The investment portfolio totaled $547 million at March 31, 2004, up 14% compared to December 31, 2003. As a percentage of assets, the investment portfolio edged up slightly from 23% at year-end 2003 and September 30, 2003 to 24% at March 31, 2004. The yield on the investment portfolio improved 23 basis points between the fourth quarter of 2003 and the first quarter of 2004, after improving 79 basis points between the third and fourth quarters of 2003. During the first quarter of 2004, the Company sold approximately $8 million in agency bonds and purchased an equivalent amount, recognizing a gain of $0.1 million on the sale. The trade was anticipated to have a positive impact on earnings on an ongoing basis as a result of an increase in yield and an increase in duration of the new bonds of approximately one year.

Bond premium amortization was $0.7 million in the first quarter of 2004, compared to $1.1 million in the fourth quarter of 2003, and $2.0 million in the third quarter of 2003. Given anticipated prepayment speeds, cash flows and reinvestment opportunities, management estimates premium amortization to be at a slightly higher level in the second quarter of 2004 compared to the quarter just completed. Management anticipates higher interest income may offset the negative impact of higher premium amortization levels during the second quarter.

At March 31, 2004, the Company’s investment portfolio had a modified duration of 3.1 years, compared to 3.4 years at year-end 2003 and 3.7 years at September 30, 2003. The portfolio had an unrealized gain of $7.7 million at March 31, 2004, compared to $3.1 million at year-end 2003 and $1.5 million at September 30, 2003.

Capital ratios increased significantly during the first quarter of 2004. Shareholders’ equity increased $22 million between December 31, 2003 and March 31, 2004. Shareholders’ equity was 9.57% of total assets at March 31, 2004 compared to 9.22% at year-end 2003 and 9.06% at September 30, 2003. At these period ends, the tier 1 leverage ratio was 7.86%, 7.50%, and 7.35%, respectively.

Asset Quality

The Company experienced a significant improvement in asset quality during the quarter, driven in part by the previously disclosed resolution of a large motel credit. The ratio of net charge-offs to average loans dropped to 0.13% during the first quarter of 2004, compared to 0.23% on a linked quarter basis. This charge-off level is the lowest level in 15 consecutive quarters. The Company’s provision for loan losses was $1.1 million in the first quarter of 2004, down from $1.6 million recorded in each of the prior four quarters. The provision covered net charge-offs 2.2 times, compared to 1.9 times in the fourth quarter of 2003, and

1.8 times in the third quarter of 2003. The allowance for loan losses was 1.32% at March 31, 2004, up from 1.29% at year-end 2003, and 1.25% at September 30, 2003. The Company believes that it uses a conservative definition of NPAs. The Company defines NPAs as non-accruing loans, accruing loans more than 90 days past due, foreclosed assets, and Other Real Estate Owned. Non-performing assets amounted to $4.8 million at March 31, 2004, down 34% compared to $7.3 million at December 31, 2003. NPAs equated to 0.21% of total assets at March 31, 2004, down from 0.34% at year-end 2003, and 0.33% at September 30, 2003. At the same period ends, the Company’s reserve coverage of NPAs was 406%, 251%, 253%, respectively. The reserve-to-loans ratio and reserve coverage of NPA ratio were at their most favorable levels in over 20 consecutive quarters.

Operating Results

The Company’s tax-equivalent net interest margin declined 10 basis points from 3.85% in the fourth quarter of 2003 to 3.75% in first quarter of 2004. Tax-equivalent net interest income was essentially stable between the two quarters, while average earning assets increased $62 million between quarters. The growth in average earnings assets was split 43% due to loans and loans held for sale and 49% due to investment security portfolio growth. The yield on earning assets declined eight basis points as a result of the impact of refinancing on certain loan segments. The cost of interest-bearing liabilities was essentially flat on a linked quarter basis. Total revenues declined $0.1 million, a decrease of less than 1% compared to the fourth quarter of 2003. Total tax-equivalent revenues were $24.4 million, a decrease of less than 1% compared to the fourth quarter of 2003.

Noninterest income in the first quarter of 2004 declined $0.1 million, or 2%, compared to the fourth quarter of 2003. Mortgage loan gains totaled $0.9 million in both the first quarter of 2004 and in the fourth quarter of 2003. The Company recorded $0.1 million in gains on asset sales in both the first quarter of 2004 and in the fourth quarter of 2003. Service charges on deposit accounts declined $0.2 million on a linked quarter basis. All other noninterest revenue was essentially unchanged between the fourth quarter of 2003 and the first quarter of 2004.

Total noninterest expense increased $0.1 million, or less than 1%, versus the fourth quarter of 2003. In December 2003, the Company recorded a $0.2 million penalty on the prepayment of $8 million in Federal Home Loan Bank advances. Exclusive of the prepayment penalty, expenses increased $0.3 million, or 3%. The primary causes for the expense increase were share tax expense increase of $0.2 million and payroll tax and ESOP expense increase of $0.2 million. The Company’s tax-equivalent tangible efficiency ratio (a measure of a bank’s operating efficiency) increased from 52.5% in the fourth quarter of 2003 to 53.2% in the first quarter of 2004. The Company remains comfortable with the targeted ratio of 50%.

Return on average assets was 1.20% for the first quarter of 2004, up one basis point compared to the fourth quarter of 2003. Return on average equity for the first quarter of 2004 was 12.75%, down 20 basis points compared to the fourth quarter of 2003, due primarily to a $12 million increase in average equity. Management believes traditional ROE measures penalize companies, such as IBERIABANK Corporation, that completed acquisitions using only purchase accounting treatment and not pooling of interests treatment. As a result, an alternative measure that the Company considers to “level the playing field” between purchase and pooling of interests accounting treatments is return on average tangible equity. Return on average tangible equity, which excludes the effects of intangible assets and related amortization expenses was 19.07% in the first quarter of 2004, compared to 19.86% in the fourth quarter of 2003. The return on average tangible equity ratio declined on a linked quarter basis due to a $12 million increase in average tangible equity.

Management of the Company announced today continued comfort with the previously disclosed EPS comfort range for 2004 of $3.75 to $3.85 per fully diluted share. This EPS range equates to an increase of 10% to 13% growth over 2003 fully diluted EPS of $3.42. The range of $3.75 to $3.85 compares to a current average analyst estimate for 2004 of $3.82 per fully diluted share. For the year 2005, management stated comfort with double–digit growth in fully diluted EPS over estimated 2004 guidance.

Based on a closing stock price on April 22, 2004 of $56.14 per share, the Company’s common stock traded at a price-to-earnings ratio of 14.7 times current average analyst estimates of $3.82 per fully diluted EPS for 2004 and 13.1 times average analyst estimates of $4.30 per fully diluted EPS for 2005. In addition, the Company’s stock traded at 1.81 times March 31, 2004 book value per share of $31.02. On March 16, 2004, the Company declared a quarterly cash dividend of $0.24 per share, payable to shareholders of record as of March 31, 2004. This dividend level represented a 20% increase over the same period last year and equated to an annualized dividend rate of $0.96 per share and an indicated dividend yield of 1.71%.

In association with this earnings release, the Company will host a live conference call to discuss the financial results for the quarter just completed. The telephone conference call will be held on Friday, April 23, 2004, beginning at 7:30 a.m. Central Daylight Time by dialing 1-888-273-9887. The confirmation code for the call is 725441. A replay of the call will be available until midnight Central Daylight Time on April 30, 2004 by dialing 1-800-475-6701. The confirmation code for the replay is 725441.

IBERIABANK Corporation is one of the oldest financial institutions with continuous operations in the State of Louisiana and the third largest Louisiana-based bank holding company. The Company operates 42 full service offices located in south central Louisiana, north Louisiana, and the greater New Orleans area. Information regarding the Company can be obtained by visiting the Company’s website at www.iberiabank.com. The Company’s common stock trades on NASDAQ under the symbol “IBKC” and the Company’s market capitalization is approximately $400 million.

This press release contains financial information determined by methods other than in accordance with GAAP. The Company’s management uses these non-GAAP measures in their analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude the effects of the amortization of intangibles and include the tax benefit associated with revenue items that are tax-exempt. Since the presentation of these GAAP performance measures and their impact differ between companies, management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures, which may be presented by other companies.

To the extent that statements in this report relate to the plans, objectives, or future performance of IBERIABANK Corporation, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and the current economic environment. IBERIABANK Corporation’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties. A discussion of factors affecting IBERIABANK Corporation’s business and prospects is contained in the Company’s periodic filings with the Securities and Exchange Commission.

IBERIABANK CORPORATION

FINANCIAL HIGHLIGHTS

	For The Quarter Ended March 31,			For The Quarter Ended December 31,
	2004	2003	% Change	2003	% Change
Income Data (in thousands):
Net Interest Income	$17,966	$15,913	13%	$17,956	0%
Net Interest Income (TE) (1)	18,648	16,495	13%	18,647	0%
Net Income	6,491	5,218	24%	6,278	3%

Per Share Data:
Net Income - Basic	$0.98	$0.90	9%	$0.96	2%
Net Income - Diluted	0.90	0.83	8%	0.88	2%

Book Value	31.02	27.60	12%	29.28	6%
Tangible Book Value (2)	21.19	18.00	18%	19.86	7%
Cash Dividends	0.24	0.20	20%	0.24	0%

Key Ratios: (3)
Return on Average Assets	1.20%	1.24%		1.19%
Return on Average Equity	12.75%	13.56%		12.95%
Return on Average Tangible Equity (2)	19.07%	19.10%		19.86%
Net Interest Margin (TE) (1)	3.75%	4.20%		3.85%
Efficiency Ratio	56.2%	56.4%		55.5%
Tangible Efficiency Ratio (TE) (1) (2)	53.2%	54.0%		52.5%
Average Loans to Average Deposits	85.7%	86.9%		89.0%
Nonperforming Assets to Total Assets (4)	0.21%	0.31%		0.34%
Allowance for Loan Losses to Loans	1.32%	1.23%		1.29%
Net Charge-Offs to Average Loans	0.13%	0.38%		0.23%
Average Equity to Average Total Assets	9.38%	9.10%		9.15%
Tier 1 Leverage Ratio	7.86%	7.81%		7.50%
Dividend Payout Ratio	25.5%	25.3%		25.7%

Number of Shares Outstanding:
Basic Shares (Average)	6,645,834	5,822,158		6,536,879
Diluted Shares (Average)	7,244,386	6,305,583		7,130,108
Book Value Shares (Period End) (5)	7,002,283	6,606,436		6,664,498

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.
(3)	All ratios are calculated on an annualized basis for the period indicated.
(4)	Nonperforming assets consist of nonaccruing loans, accruing loans 90 days or more past due and repossessed assets.
(5)	Shares used for book value purposes exclude shares held in treasury and unreleased shares held by the Employee Stock Ownership Plan at the end of the period.

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

	March 31,			December 31, 2003
	2004	2003	% Change
BALANCE SHEET (End of Period)
ASSETS
Cash and Due From Banks	$54,910	$48,817	12.5%	$48,849
Interest-Bearing Deposits in Banks	28,244	45,504	(37.9)%	20,722

Total Cash and Equivalents	83,154	94,321	(11.8)%	69,571
Investment Securities Available for Sale	498,611	351,228	42.0%	426,130
Investment Securities Held to Maturity	48,339	74,789	(35.4)%	53,492

Total Investment Securities	546,950	426,017	28.4%	479,622
Mortgage Loans Held for Sale	10,991	11,795	(6.8)%	5,781
Loans, Net of Unearned Income	1,471,747	1,307,810	12.5%	1,412,349
Allowance for Loan Losses	(19,394)	(16,089)	20.5%	(18,230)

Loans, net	1,452,353	1,291,721	12.4%	1,394,119
Premises and Equipment	35,850	27,798	29.0%	31,992
Goodwill and Acquisition Intangibles	68,815	63,417	8.5%	62,786
Mortgage Servicing Rights	251	423	(40.7)%	279
Other Assets	72,088	61,712	16.8%	71,661

Total Assets	$2,270,452	$1,977,204	14.8%	$2,115,811

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-Bearing Deposits	$207,048	$188,859	9.6%	$189,786
Interest-Bearing Deposits	1,550,231	1,300,948	19.2%	1,399,320

Total Deposits	1,757,279	1,489,807	18.0%	1,589,106
Short-Term Borrowings	92,000	105,600	(12.9)%	143,000
Securities Sold Under Agreements to Repurchase	29,014	21,443	35.3%	19,590
Long-Term Debt	155,896	156,463	(0.4)%	156,291
Other Liabilities	19,083	21,573	(11.5)%	12,655

Total Liabilities	2,053,272	1,794,886	14.4%	1,920,642
Total Shareholders’ Equity	217,180	182,318	19.1%	195,169

Total Liabilities and Shareholders’ Equity	$2,270,452	$1,977,204	14.8%	$2,115,811

	For The Three Months Ended March 31,
	2004	2003	% Change
INCOME STATEMENT
Interest Income	$25,402	$22,612	12.3%
Interest Expense	7,436	6,699	11.0%

Net Interest Income	17,966	15,913	12.9%
Provision for Loan Losses	1,055	1,575	(33.0)%

Net Interest Income After Provision for Loan Losses	16,911	14,338	17.9%
Service Charges	2,906	2,598	11.9%
ATM Fees	432	428	0.9%
Gain on Sale of Loans	862	702	22.8%
Other Gains (Losses)	153	101	51.7%
Other Noninterest Income	1,203	1,043	15.3%

Total Noninterest Income	5,556	4,872	14.0%
Salaries and Employee Benefits	7,113	6,051	17.5%
Occupancy and Equipment	1,701	1,431	18.9%
Core Deposit Intangible Amortization	218	84	159.3%
Other Noninterest Expense	4,183	4,156	0.7%

Total Noninterest Expense	13,215	11,722	12.7%
Income Before Income Taxes	9,252	7,488	23.6%
Income Taxes	2,761	2,270	21.6%

Net Income	$6,491	$5,218	24.4%

Earnings Per Share, diluted	$0.90	$0.83	8.3%

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

	For The Quarter Ended
	March 31, 2004	December 31, 2003	September 30, 2003	June 30, 2003	March 31, 2003
BALANCE SHEET (Average)
ASSETS
Cash and Due From Banks	$55,939	$49,586	$43,453	$37,631	$35,736
Interest-Bearing Deposits in Banks	19,348	14,949	18,545	29,228	25,886
Investment Securities	515,131	476,966	453,977	446,945	399,887
Mortgage Loans Held for Sale	11,493	6,479	23,034	18,796	8,274
Loans, Net of Unearned Income	1,429,152	1,407,634	1,369,468	1,313,405	1,140,216
Allowance for Loan Losses	(18,721)	(17,727)	(17,097)	(16,629)	(14,267)
Other Assets	169,056	163,471	158,708	155,382	117,790

Total Assets	$2,181,398	$2,101,358	$2,050,088	$1,984,758	$1,713,522

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-Bearing Deposits	$190,067	$190,407	$193,449	$183,952	$166,709
Interest-Bearing Deposits	1,477,782	1,390,367	1,380,762	1,335,278	1,145,655

Total Deposits	1,667,849	1,580,774	1,574,211	1,519,230	1,312,364
Short-Term Borrowings	108,698	124,375	78,321	75,918	99,518
Securities Sold Under Agreements to Repurchase	24,894	19,925	20,942	20,828	20,115
Long-Term Debt	156,104	165,675	165,840	157,807	103,112
Other Liabilities	19,142	18,302	23,158	24,744	22,399

Total Liabilities	1,976,687	1,909,051	1,862,472	1,798,527	1,557,508
Total Shareholders’ Equity	204,711	192,307	187,616	186,231	156,014

Total Liabilities and Shareholders’ Equity	$2,181,398	$2,101,358	$2,050,088	$1,984,758	$1,713,522

	2004	2003
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
INCOME STATEMENT
Interest Income	$25,402	$25,161	$24,082	$24,707	$22,612
Interest Expense	7,436	7,205	7,383	7,642	6,699

Net Interest Income	17,966	17,956	16,699	17,065	15,913
Provision for Loan Losses	1,055	1,552	1,599	1,574	1,575

Net Interest Income After Provision for Loan Losses	16,911	16,404	15,100	15,491	14,338
Total Noninterest Income	5,556	5,682	6,514	5,996	4,872
Total Noninterest Expense	13,215	13,117	12,923	12,867	11,722

Income Before Income Taxes	9,252	8,969	8,691	8,620	7,488
Income Taxes	2,761	2,691	2,614	2,641	2,270

Net Income	$6,491	$6,278	$6,077	$5,979	$5,218

Earnings Per Share, basic	$0.98	$0.96	$0.93	$0.92	$0.90

Earnings Per Share, diluted	$0.90	$0.88	$0.86	$0.85	$0.83

Book Value Per Share	$31.02	$29.28	$28.35	$28.18	$27.60

Return on Average Assets	1.20%	1.19%	1.18%	1.21%	1.24%
Return on Average Equity	12.75%	12.95%	12.85%	12.88%	13.56%
Return on Average Tangible Equity	19.07%	19.86%	20.01%	20.22%	19.10%

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands)

	March 31,			December 31, 2003
	2004	2003	% Change
LOANS RECEIVABLE
Residential Mortgage Loans:
Residential 1-4 Family	$329,900	$320,855	2.8%	$338,965
Construction	50,459	23,625	113.6%	50,295

Total Residential Mortgage Loans	380,359	344,480	10.4%	389,260
Commercial Loans:
Real Estate	362,136	321,504	12.6%	352,031
Business	234,929	189,175	24.2%	199,275
Commercial Leases	1,666	1,976	(15.7)%	1,745

Total Commercial Loans and Leases	598,731	512,655	16.8%	553,051
Consumer Loans:
Indirect Automobile	226,020	228,069	(0.9)%	229,636
Home Equity	197,092	147,209	33.9%	174,740
Automobile	23,533	29,526	(20.3)%	24,795
Credit Card Loans	8,207	8,727	(6.0)%	9,007
Other	37,805	37,144	1.8%	31,860

Total Consumer Loans	492,657	450,675	9.3%	470,038

Total Loans Receivable	1,471,747	1,307,810	12.5%	1,412,349

Allowance for Loan Losses	(19,394)	(16,089)		(18,230)

Loans Receivable, Net	$1,452,353	$1,291,721		$1,394,119

	March 31,			December 31, 2003
	2004	2003	% Change
ASSET QUALITY DATA
Nonaccrual Loans	$3,844	$3,420	12.4%	$3,902
Foreclosed Assets	36	72	(50.0)%	67
Other Real Estate Owned	39	2,075	(98.1)%	2,067
Accruing Loans More Than 90 Days Past Due	862	573	50.4%	1,220

Total Nonperforming Assets (1)	$4,781	$6,140	(22.1)%	$7,256

Nonperforming Assets to Total Assets (1)	0.21%	0.31%	(32.2)%	0.34%
Nonperforming Assets to Total Loans + OREO (1)	0.32%	0.47%	(30.7)%	0.51%
Allowance for Loan Losses to Nonperforming Loans (1)	412.2%	402.9%	2.3%	355.9%
Allowance for Loan Losses to Nonperforming Assets (1)	405.7%	262.0%	54.8%	251.2%
Allowance for Loan Losses to Total Loans	1.32%	1.23%	7.1%	1.29%
Year to Date Charge-offs	$666	$1,411	(52.8)%	$4,782
Year to Date Recoveries	$189	$329	(42.4)%	$1,172

(1)	Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due. Nonperforming assets consist of nonperforming loans and repossessed assets.

	March 31,			December 31, 2003
	2004	2003	% Change
DEPOSITS
Noninterest-Bearing DDA	$207,048	$188,859	9.6%	$189,786
NOW Accounts	537,898	307,866	74.7%	449,938
Savings and Money Market Accounts	380,804	366,903	3.8%	350,295
Certificates of Deposit	631,529	626,179	0.9%	599,087

Total Deposits	$1,757,279	$1,489,807	18.0%	$1,589,106

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Taxable Equivalent Basis

(dollars in thousands)

	For The Quarter Ended
	March 31, 2004		March 31, 2003
	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)
ASSETS
Earning Assets:
Loans Receivable:
Mortgage Loans	$385,826	5.59%	$265,090	6.62%
Commercial Loans (TE) (1)	565,859	4.85%	450,401	5.62%
Consumer and Other Loans	475,758	6.71%	422,708	7.64%
Lease Financing Receivables	1,709	5.56%	2,017	5.55%

Total Loans	1,429,152	5.67%	1,140,216	6.60%

Mortgage Loans Held for Sale	11,493	4.56%	8,274	5.66%
Investment Securities (TE) (1)(2)	503,730	4.35%	386,099	4.34%
Other Earning Assets	39,848	1.81%	38,971	1.88%

Total Earning Assets	1,984,223	5.25%	1,573,560	5.92%
Allowance for Loan Losses	(18,721)		(14,267)
Nonearning Assets	215,896		154,229

Total Assets	$2,181,398		$1,713,522

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-Bearing Liabilities:
Deposits:
NOW Accounts	$486,845	0.94%	$291,242	0.98%
Savings and Money Market Accounts	376,099	0.75%	332,913	0.99%
Certificates of Deposit	614,838	2.31%	521,500	2.78%

Total Interest-Bearing Deposits	1,477,782	1.46%	1,145,655	1.80%
Short-Term Borrowings	133,592	1.14%	119,633	1.38%
Long-Term Debt	156,104	4.29%	103,112	4.63%

Total Interest-Bearing Liabilities	1,767,478	1.68%	1,368,400	1.98%
Noninterest-Bearing Demand Deposits	190,067		166,709
Noninterest-Bearing Liabilities	19,142		22,399

Total Liabilities	1,976,687		1,557,508
Shareholders’ Equity	204,711		156,014

Total Liabilities and Shareholders’ Equity	$2,181,398		$1,713,522

Net Earning Assets	$216,745		$205,160
Net Interest Spread	$17,966	3.57%	$15,913	3.94%
Tax-Equivalent Benefit	$682	0.14%	$582	0.14%
Net Interest Income (TE) / Net Interest Margin (TE) (1)	$18,648	3.75%	$16,495	4.20%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Balances exclude unrealized gain or loss on securities available for sale and impact of trade date accounting.

IBERIABANK CORPORATION

RECONCILIATION TABLE

(dollars in thousands, except per share data)

	For the Three Months Ended
	03/31/2004	12/31/2003	03/31/2003
Net Interest Income	$17,966	$17,956	$15,913
Effect of Tax Benefit on Interest Income	682	691	582

Net Interest Income (TE) (1)	18,648	18,647	16,495

Noninterest Income	5,556	5,682	4,872
Effect of Tax Benefit on Noninterest Income	203	220	175

Noninterest Income (TE) (1)	5,759	5,902	5,047

Total Revenues (TE) (1)	$24,407	$24,549	$21,542

Total Noninterest Expense	$13,215	$13,117	$11,722
Less Intangible Amortization Expense	(218)	(217)	(84)

Tangible Operating Expense (2)	$12,997	$12,900	$11,638

Return on Average Equity	12.75%	12.95%	13.56%
Effect of Intangibles (2)	6.32	6.91	5.54

Return on Average Tangible Equity (2)	19.07%	19.86%	19.10%

Efficiency Ratio	56.2%	55.5%	56.4%
Effect of Tax Benefit Related to Tax Exempt Income	(2.1)	(2.1)	(2.0)

Efficiency Ratio (TE) (1)	54.1%	53.4%	54.4%
Effect of Amortization of Intangibles	(0.9)	(0.9)	(0.4)

Tangible Efficiency Ratio (TE) (1) (2)	53.2%	52.5%	54.0%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.